Exhibit 10.12

CONTRACT FOR SEEDLING LAND

The Transferor: Heilongjiang Yew Technology Stock Co. (Party A)

The Transferee: Heilongjiang Yew Technology Development Co., Ltd. (Party B)

In accordance with the Economic Contract Law of the People’s Republic of China and for the clarification of responsibilities and obligations of the two Parties, the Contract is hereby signed after negotiation between the two parties.

1.	Party A hereby agrees that it will transfer to Party B the land-use right of an area of 361 mu of seedling land in Lalin Town, Wuchang City.

2.	Term of Use: The term of land use right shall be 30 years, starting from March 25, 2005, when Party A shall transfer the right of land use to Party B, to March 24, 2035 when the right of use shall be terminated.

3.	Method of Payment: Party B shall pay the sum for the first-five-year land use right in one installment before December 31, 2010. Thereafter, Party B shall make the full payment for the land use right of the next 5 years in advance. The total amount shall be RMB162, 450.00 yuan each year (361mu* RMB450.00 yuan per mu) till the termination of the Contract.

4.	Amendment and Termination of Contract: The Contract can be amended or terminated only through friendly negotiations between both Parties, otherwise it shall be considered as breach of contract.

5.	Matters not provided in this Contract shall be resolved through consultations of the two Parties in accordance with the Economic Contract Law of the People’s Republic of China or shall be submitted to the courts for jurisdiction by either Party or by both Parties. This contract is executed in two original copies with each party holding one copy.

The Assigning Party (Signature): Jinguo Wang

User of the Land (Signature): Zhiguo Wang

Date of Signing: March 25, 2005